Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 20, 2010, except for Notes 1, 4 and 15 as to which the date is March 8, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Cisco Systems, Inc.’s Current Report on Form 8-K dated on March 9, 2011. We also consent to the incorporation by reference of our report dated September 20, 2010 relating to the financial statement schedule, which appears in Cisco Systems, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2010.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 2, 2011